EXHIBIT 21

SUBSIDIARIES OF ELITE                                            JURISDICTION OF
TECHNOLOGIES, INC.                                               INCORPORATION
---------------------                                            ---------------

Scanlan Music                                                    Michigan
Temporary Help Connection*                                       Michigan
Virtual Enterprise                                               Georgia
Elevation Strategic Partners                                     Georgia

* The Company is involved in litigation with the former owner of Temporary Help Connection regarding the rescission of the acquisition of Temporary Help Connection. Management expects to prevail in the litigation. (See Part I, Item 3
- Legal Proceedings).

                                                                     (Continued)